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                                                                   EXHIBIT 10.30

                              EMPLOYMENT AGREEMENT

            THIS EMPLOYMENT AGREEMENT made and entered into as of the 28th day of April, 1999, by and between USEC Inc., a Delaware corporation (the "Company"), and William H. Timbers, Jr. (the "Executive").

            WHEREAS, the Company desires to provide for the service and employment of the Executive with the Company and the Executive wishes to perform services for the Company, all in accordance with the terms and conditions provided herein;

            NOW, THEREFORE, IN CONSIDERATION of the mutual premises, covenants and agreements set forth below, it is hereby agreed as follows:

      1.    Employment and Term.

      (a) The Company agrees to employ the Executive, and the Executive agrees to remain in the employ of the Company in accordance with the terms and provisions of this Agreement for the period set forth below (the "Employment Period").

      (b) The Employment Period of this Agreement will commence as of the date hereof (the "Effective Date") and continue until the fifth anniversary of the Effective Date (the "Fifth Anniversary"), unless further extended or sooner terminated as hereinafter provided. The Employment Period shall automatically be extended for one additional year from the Fifth Anniversary unless either party shall have given notice to the other party, at least six months prior to such Fifth Anniversary, that it does not wish to extend the Employment Period. Notwithstanding the foregoing, upon the occurrence of a "Change in Control," as defined in the USEC Inc. 1999 Equity Incentive Plan (the "Equity Incentive Plan"), during the Employment Period, this Agreement shall continue in effect for a period of not less than three years from the date of the Change in Control, unless sooner terminated as hereinafter provided. References herein to the Employment Period shall refer to both the initial term and any extended term hereunder. The Employment Period shall end on the Date of Termination (as hereinafter defined).

      (c) The Company also hereby agrees that the Executive currently serves as a director on the Board of Directors of the Company (the "Board"), and as a director and Chief Executive Officer of each Subsidiary (as defined below), and the Executive hereby accepts such appointments. As used herein, the term "Subsidiaries" shall mean all corporations a majority of capital stock of which entitling the holder thereof to vote is owned by the Company or a Subsidiary.

      (d) The principal location at which the Executive will perform his duties will be the Company's principal executive offices in Bethesda, Maryland.

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      2. Position; Duties. Commencing as of the Effective Date and continuing during the Employment Period, the Executive shall serve as President and Chief Executive Officer of the Company and shall have such responsibilities, duties and authority as are specified in the Company's charter and/or bylaws and as specified, from time to time, by the Board. The Executive shall report directly to the Board. The Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company and shall not engage in activities that interfere with such performance; provided, however, that this Agreement shall not be interpreted to prohibit the Executive from managing his personal investments and affairs, engaging in charitable activities, serving as a member of any board of directors of which he is currently a member or, subject to prior approval of the Board, serving on any other board of directors so long as, in the reasonable determination of the Board, such activities do not interfere with the performance of his duties hereunder.

      3. Compensation. The Executive shall receive the following compensation for his services hereunder to the Company:

      (a) Salary. Commencing as of the Effective Date and continuing during the Employment Period, the Company shall pay to the Executive an annual base salary ("Annual Base Salary") at a rate not less than $600,000 for the Company's 1999 fiscal year, such salary to be paid in conformity with the Company's policies relating to salaried employees. This salary may be (but is not required to be) increased from time to time, subject to and in accordance with an annual performance review by the Board.

      (b) Annual Incentive Program. The Executive shall be a participant in the Company's annual incentive program as in effect from time to time (the "Annual Incentive Program") at a level commensurate with his position, and shall be entitled to receive such amounts (each, a "Bonus") as may be authorized, declared and paid by the Company pursuant to the terms of such program and the performance goals established by the Compensation Subcommittee of the Board.

      (c) Long-Term Incentive Plan. The Executive shall be a participant in the Company's Equity Incentive Plan, and any other long-term equity or cash compensation programs as the Board may provide for the Company's senior management (collectively, the "LTIP") at a level commensurate with the Executive's position.

      (d) Employee Benefit Plans; Perquisites; Fringe Benefits. During the Employment Period, the Executive shall be eligible to participate, on a basis commensurate with his position, in all employee benefit plans, including supplemental benefit plans, welfare plans, practices, policies and programs, perquisites and other fringe benefits applicable to senior management of the Company. In addition, the Company shall provide the Executive with supplemental executive retirement benefits pursuant to the terms of the Executive's supplemental executive retirement plan (the "SERP").



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      (e) Life Insurance. The Company shall provide the Executive with an amount of term life insurance equal to 3-1/3 times his Annual Base Salary as of the Effective Date. The Company shall pay the premiums for such insurance until the Date of Termination, at which time the Company's obligations to pay such premiums shall terminate; provided, however, that in the event that the Executive's employment is terminated by the Company (other than for Cause, as hereinafter defined), or by the Executive for Good Reason, as hereinafter defined, the Company shall pay up the insurance policy in full, and transfer ownership of such policy to the Executive, to the extent permitted by such policy.

      (f) Expenses. The Company agrees to reimburse the Executive for all reasonable expenses, including those for travel and entertainment, properly incurred by him in the performance of his duties under this Agreement in accordance with policies established from time to time by the Company.

      4.    Termination of Employment.

      (a) Death; Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. The Company or the Executive may terminate the Executive's employment on account of the Executive's Disability. For purposes hereof, "Disability" shall mean that the Executive has become totally and permanently disabled as defined or described in the Company's long term disability benefit plan applicable to senior executive officers as in effect at the time the Executive's disability is incurred.

      (b) By the Company for Cause. The Company may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Agreement "Cause" shall mean:

            (i) the engaging by the Executive in willful misconduct that is injurious to the Company or its affiliates;

            (ii) the embezzlement or misappropriation of funds or property of the Company or its affiliates by the Executive, or the conviction of the Executive of a felony or the entrance of a plea of guilty or nolo contendere by the Executive to a felony; or

            (iii) the willful failure or refusal by the Executive to substantially perform his duties or responsibilities (other than (x) any such failure resulting from the Executive's incapacity due to Disability, after demand for substantial performance is delivered by the Company to the Executive that specifically identifies the manner in which the Company believes the Executive has not substantially performed his duties, or (y) any such actual or anticipated failure after the issuance of a Notice of Termination (as defined below) by the Executive for Good Reason (as defined below)).



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For purposes of this definition, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive's employment shall not be deemed to have been terminated for Cause unless (A) a reasonable notice shall have been given to him setting forth in reasonable detail the reasons for the Company's intentions to terminate for Cause, and if such termination is pursuant to clause (i) or (iii) above, and the damage to the Company is curable, only if the Executive has been provided a period of ten (10) business days from receipt of such notice to cease the actions or inactions, and he has not done so; (B) an opportunity shall have been provided for the Executive together with his counsel, to be heard before the Board; and (C) if such termination is pursuant to clause (i) or (iii) above, delivery shall have been made to the Executive of a Notice of Termination from the Board finding that in the good faith opinion of a majority of the nonmanagement members of the Board he was guilty of conduct set forth in clause
(i) or (iii) above, and specifying the particulars thereof in reasonable detail. Any determination of Cause made by the Company in accordance with the foregoing procedure shall be made by the Company, in its sole discretion. Any such determination shall be final and binding on the Executive.

      (c) By the Executive for Good Reason. The Executive may terminate his employment during the Employment Period for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without the Executive's express written consent, any of the following, unless such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

            (i) any material breach by the Company of its obligations under this Agreement, including but not limited to (x) a reduction in the Executive's Base Salary as such salary may be increased from time to time thereafter, and (y) the Company's requiring the Executive to be based anywhere other than the offices that constitute the Company's corporate headquarters and/or the Company's principal executive offices;

            (ii) the Executive is removed from any of his positions set forth in
      Section 2 hereof for any reason other than (A) by reason of death or Disability, or (B) for Cause, or the failure to elect or re-elect the Executive to any position with the Company (including membership on the Board or the Board of Directors of the Subsidiaries);

            (iii) the Executive is assigned any duties inconsistent with the Executive's position (including status, offices, titles and reporting relationships), authority, duties or responsibilities as in effect as of the Effective Date (excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly following notice thereof given by the Executive);

            (iv) the failure to assume this Agreement by any successor to the Company;



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            (v) any purported termination of the Executive's employment that is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (d) below, which termination for purposes of this Agreement shall be ineffective; or

            (vi) termination of employment by the Executive that is determined by a majority of the nonmanagement members of the Board to be deemed to constitute Good Reason.

Notwithstanding the foregoing, a termination shall not be treated as a termination for Good Reason unless the Executive shall have delivered a Notice of Termination within 90 days of the Executive's having actual knowledge of the occurrence of one of such events, stating that the Executive intends to terminate employment for Good Reason. For purposes of this Agreement, any good faith determination of "Good Reason" made by the Executive shall be conclusive.

      (d) Notice of Termination. Any termination of the Executive's employment (other than by reason of death) shall be communicated by Notice of Termination to the other party hereto in accordance with Section 11(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination," means a written notice that indicates the specific termination provision in this Agreement relied upon, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and specifies the Date of Termination. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company under this Agreement or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive's or the Company's rights under this Agreement.

      (e) Date of Termination. "Date of Termination" shall mean:

                  (i) if the Executive's employment is terminated by reason of Disability, or by the Executive for Good Reason, other than a termination pursuant to Section 4(c)(iv) of the definition of Good Reason, the date specified in the Notice of Termination (which shall not be less than 30 nor more than 60 days from the date such Notice of Termination is given);

                  (ii) if the Executive's employment is terminated by the Company for Cause or without Cause, or by the Executive for other than Good Reason, the date the Notice of Termination is received;

                  (iii) if the Executive's employment is terminated by the Executive for Good Reason pursuant to Section 4(c)(iv) hereof, the date upon which any succession referred to therein becomes effective;



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                  (iv) if the Executive's employment is terminated by reason of death, the date of death; and

                  (v) if the Executive's employment is terminated by reason of the expiration of the Employment Period, the last day of the Employment Period.

            5.     Obligations of the Company upon Termination.

            (a) Termination by the Executive for Good Reason or by the Company Other than for Cause. If the Executive's employment is terminated by the Executive for Good Reason or by the Company other than for Cause:

                        (i) the Company shall pay to the Executive, within 10 days following the Date of Termination, a lump sum amount in cash equal to the sum of:

                        (A) the Executive's Annual Base Salary through the Date
            of Termination to the extent not previously paid;

                        (B) an amount equal to the target Bonus for the fiscal
            year prior to the Date of Termination, to the extent such Bonus has been earned but not paid, and for the fiscal year that includes the Date of Termination. the target Bonus multiplied by a fraction, the numerator of which shall be the number of days from the beginning of such fiscal year to and including the Date of Termination and the denominator of which shall be three hundred and sixty-five (365); and

                        (C) any compensation previously deferred by the
            Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not previously paid.

      The amounts specified in clauses (A), (B) and (C) hereof shall be hereinafter referred to as the "Accrued Obligations";

                  (ii) the Company shall pay to the Executive, within 10 days following the Date of Termination, a lump sum amount, in cash, equal to three times the sum of the Final Average Salary and the Final Average Bonus, where (A) the "Final Average Salary" means the average of the Executive's Annual Base Salary as in effect for each of the three years preceding the Date of Termination and commencing no earlier than February 3, 1999 (or, if shorter, the number of years from February 3, 1999 to the Date of Termination) and (B) the "Final Average Bonus" means the average of the Bonuses awarded to the Executive pursuant to the Annual Incentive Program with respect to the three years preceding the Date of Termination and commencing no earlier than February 3, 1999 (or, if shorter, the number of years from February 3, 1999 to the Date of Termination);



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                  (iii) subject to the Executive's continued compliance with
      Section 9 hereof, the Company shall continue life, disability, accident and health insurance benefits (including supplemental health and life insurance benefits) substantially similar to those that the Executive was receiving immediately prior to the Date of Termination (or if applicable, prior to the Change in Control, or thereafter, if higher) until the earlier to occur of (i) the third anniversary of the Date of Termination or (ii) such time as the Executive is covered by comparable programs of a subsequent employer; provided, however, that in the event the Company is unable to provide such benefits, the Company shall make annual payments to the Executive in an amount such that following the Executive's payment of applicable taxes thereon, the Executive retains an amount equal to the cost to the Executive, net of any cost that would otherwise be borne by the Executive, of obtaining comparable life, disability, accident and health insurance coverage. Benefits otherwise receivable by the Executive pursuant to this Section 5(a)(iii) shall be reduced to the extent comparable benefits are actually received during the three year period following termination, and any such benefits actually received by the Executive shall be reported to the Company;

                  (iv) the Company shall furnish the Executive with office space and administrative support for two years following the Date of Termination; provided, however, that if the Executive becomes employed with another employer, the Company shall cease to provide the Executive with such office space and administrative support;

                  (v) the Company shall credit the Executive with three additional years of service for purposes of the SERP so that the Executive's SERP benefit will be calculated as if the Executive were three years older at the Date of Termination; and

                  (vi) all of the Executive's stock options (vested or nonvested) shall become exercisable and shall remain exercisable for the longer of one year and the number of years, including fractional portions thereof, that would have remained in the Employment Period until its expiration, but in no event shall such period exceed the term of the stock options; and all restrictions pertaining to the Executive's restricted stock or other equity based awards shall lapse on the Date of Termination.

            In addition, if the Company terminates the Executive's employment for other than Cause, or the Executive terminates employment for Good Reason, then the Executive agrees to make himself available to consult with the Company with respect to general business matters and strategic issues as reasonably requested by the Company for such period of time following the Date of Termination, and in accordance with such other terms and conditions, as are mutually agreed upon by the parties hereto.

            (b) Termination By Reason of Death or Disability. If the Executive's employment shall be terminated by reason of the Executive's death or Disability, then the

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Company shall pay the Executive the amounts and benefits described in clauses
(a)(i) through (iii), (v) and (vi) above.

            (c) Termination By Reason of Expiration of the Employment Period. If the Executive's employment shall be terminated by reason of the expiration of the Employment Period:

                  (i) the Company shall pay to the Executive, within 10 days following the Date of Termination, the Accrued Obligations;

                  (ii) the Company shall pay to the Executive, within 10 days following the Date of Termination, a lump sum amount, in cash, equal to one and one-half times the sum of the Final Average Salary and the Final Average Bonus;

                  (iii) subject to the Executive's continued compliance with
      Section 9 hereof, the Company shall continue life, disability, accident and health insurance benefits (including supplemental health and life insurance benefits) substantially similar to those that the Executive was receiving immediately prior to the Date of Termination until the earlier to occur of (i) the last day of the 18th month following the Date of Termination or (ii) such time as the Executive is covered by comparable programs of a subsequent employer; provided, however, that in the event the Company is unable to provide such benefits, the Company shall make annual payments to the Executive in an amount such that following the Executive's payment of applicable taxes thereon, the Executive retains an amount equal to the cost to the Executive, net of any cost that would otherwise be borne by the Executive, of obtaining comparable life, disability, accident and health insurance coverage. Benefits otherwise receivable by the Executive pursuant to this Section 5(c)(iii) shall be reduced to the extent comparable benefits are actually received during the one and one-half year period following termination, and any such benefits actually received by the Executive shall be reported to the Company;

                  (iv) the Company shall furnish the Executive with office space and administrative support for one year following the Date of Termination; provided, however, that if the Executive becomes employed with another employer, the Company shall cease to provide the Executive with such office space and administrative support;

                  (v) the Company shall credit the Executive with one and one-half additional years of service for purposes of the SERP so that the Executive's SERP benefit will be calculated as if the Executive were one and one-half years older at the Date of Termination; and

                  (vi) all of the Executive's stock options shall become exercisable and shall remain exercisable for the longer of one year and the number of years, including fractional portions thereof, that would have remained in the Employment Period until its



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      expiration, but in no event shall such period exceed the term of the stock options; and all restrictions pertaining to the Executive's restricted stock or other equity based awards shall lapse on the Date of Termination.

            In addition, if the Executive's employment is terminated by reason of the expiration of the Employment Period, then the Executive agrees to make himself available to consult with the Company with respect to general business matters and strategic issues as reasonably requested by the Company for such period of time following the Date of Termination, and in accordance with such other terms and conditions, as are mutually agreed upon by the parties hereto.

            (d) Termination by the Company for Cause or By the Executive for Other than Good Reason. Subject to the provisions of Section 6 of this Agreement, if the Executive's employment shall be terminated by the Company for Cause or by the Executive for other than Good Reason, death or Disability, in either case, during the Employment Period, the Company shall have no further obligations to the Executive under this Agreement other than the obligation to pay to the Executive Annual Base Salary through the Date of Termination, earned bonuses and any amount of compensation previously deferred by the Executive, in each case to the extent previously unpaid, and the Executive shall have no further obligations to the Company under this Agreement other than pursuant to
Section 9(a) of this Agreement. All of the Executive's stock options that have not yet become exercisable shall expire and all of the Executive's restricted stock awards and other restricted equity based awards as to which the applicable restrictions have not yet lapsed shall be forfeited on the Date of Termination.

            (e) Certain Tax Consequences. Whether or not the Executive becomes entitled to the payments and benefits described in this Section 5, if any of the payments or benefits received or to be received by the Executive in connection with a change in ownership or control of the Company (a "Statutory Change in Control"), as defined in section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or the Executive's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Statutory Change in Control or any person affiliated with the Company or such person) (collectively, the "Severance Benefits") will be subject to any excise tax (the "Excise Tax") imposed under section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall pay to the Executive an additional amount equal to the Excise Tax (the Excise Tax Payment").

            For purposes of determining whether any of the Severance Benefits will be subject to the Excise Tax and the amount of such Excise Tax:

                  (i) all of the Severance Benefits shall be treated as "parachute payments" within the meaning of Code section 280G(b)(2), and all "excess parachute payments" within the meaning of Code section 280G(b)(1) shall be treated as subject to the Excise Tax, unless, in the opinion of tax counsel selected by the Company's



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      independent auditors and reasonably acceptable to the Executive, such other payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Code section 280G(b)(4)(A), or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered, within the meaning of Code section 280G(b)(4)(B), in excess of the "Base Amount" as defined in Code section 280G(b)(3) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax; and

                  (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Code section 280G(d)(3) and
      (4).

            In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of the Executive's employment, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined (the "Reduced Excise Tax"), the difference of the Excise Tax Payment and the Reduced Excise Tax. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of the Executive's employment (including by reason of any payment the existence or amount of which could not be determined at the time of the Excise Tax Payment), the Company shall make an additional Excise Tax payment in respect of such excess (plus any interest or penalties payable by the Executive with respect to such excess) at the time that the amount of such excess is finally determined. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Severance Benefits.

            (f) Other Fees and Expenses. With respect to a termination of Executive's employment prior to a Change in Control, the prevailing party shall be entitled to recover from the other party to this Agreement, all reasonable legal fees and expenses incurred in contesting or disputing any termination of employment or in seeking to obtain or enforce any right or benefit to which such party is entitled under this Agreement. With respect to a termination of Executive's employment following a Change in Control, the Company shall bear its own legal fees and expenses in connection with any such dispute, but the Company shall pay the Executive's reasonable legal fees and expenses if the Executive is the prevailing party in connection with any such dispute.

      6. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit plan, program, policy or practice provided by the Company and for which the Executive may qualify (except with respect to any benefit to which the Executive has waived his rights in writing), nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement entered into after the Effective Date with the Company. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any benefit plan, policy, practice or program



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of, or any contract or agreement entered into after the date hereof with, the
Company at or subsequent to the Date of Termination, shall be payable in accordance with such benefit plan, policy, practice, program, contract or agreement, except as explicitly modified by this Agreement.

      7. Full Settlement; Mitigation. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others. The Executive shall not be required to mitigate the amount of any payment or benefit provided for in Sections 3(e) and 5 hereof by seeking other employment or otherwise, nor (except as specifically provided in Section 5 hereof) shall the amount of any payment or benefit provided for in Sections 3(e) and 5 hereof be reduced by any compensation earned by the Executive as the result of employment by another employer or by retirement benefits after the Date of Termination, or otherwise.

      8. Arbitration. Except as otherwise provided in Section 9 hereof, the parties agree that any dispute, claim, or controversy based on common law, equity, or any federal, state, or local statute, ordinance, or regulation (other than workers' compensation claims) arising out of or relating in any way to the Executive's employment, the terms, benefits, and conditions of employment, or concerning this Agreement or its termination and any resulting termination of employment, including whether such dispute is arbitrable, shall be settled by arbitration. This agreement to arbitrate includes but is not limited to all claims for any form of illegal discrimination, improper or unfair treatment or dismissal, and all tort claims. The Executive shall still have a right to file a discrimination charge with a federal or state agency, but the final resolution of any discrimination claim shall be submitted to arbitration instead of a court or jury. The arbitration proceeding shall be conducted under the employment dispute resolution arbitration rules of the American Arbitration Association in effect at the time a demand for arbitration under the rules is made. The decision of the arbitrator(s), including determination of the amount of any damages suffered, shall be exclusive, final, and binding on all parties, their heirs, executors, administrators, successors and assigns.

      9. Confidential Information; Non-Solicitation; Non-Competition. (a) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret, proprietary, or confidential materials, knowledge, data or any other information relating to the Company or any of its affiliated companies, and their respective businesses ("Confidential Information"), which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and that shall not have been or now or hereafter have become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). During the Employment Period and (a) for a period of five years thereafter with respect to Confidential Information that does not include trade secrets, and (b) any time thereafter with respect to Confidential Information that does include trade secrets, the Executive shall not, without the prior written consent of the Company or as may otherwise be



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required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

            (b) In addition, the Executive shall not, at any time during the Employment Period and for any period thereafter with respect to which the Executive is in receipt of a severance benefit under this Agreement (by way of illustration, if the Executive terminates his employment for Good Reason, for a period of three years), (i) engage or become interested as an owner (other than as an owner of less than 5% of the stock of a publicly owned company), stockholder, partner, director, officer, employee (in an executive capacity), consultant or otherwise in any business that is competitive with any business conducted by the Company or any of its affiliated companies during the Employment Period or as of the Date of Termination, as applicable or (ii) recruit, solicit for employment, hire or engage any employee or individual consultant of the Company or any person who was an employee or individual consultant of the Company within two (2) years prior to the Date of Termination. The Executive acknowledges that these provisions are necessary for the Company's protection and are not unreasonable, since he would be able to obtain employment with companies whose businesses are not competitive with those of the Company and its affiliated companies and would be able to recruit and hire personnel other than employees of the Company. The duration and the scope of these restrictions on the Executive's activities are divisible, so that if any provision of this paragraph is held or deemed to be invalid, that provision shall be automatically modified to the extent necessary to make it valid.

            The Executive acknowledges that a violation or attempted violation on the Executive's part of this Section 9 will cause irreparable damage to the Company, and the Executive therefore agrees that the Company shall be entitled as a matter of right to an injunction, out of any court of competent jurisdiction, restraining any violation or further violation of such promises by the Executive or the Executive's employees, partners or agents. The Executive agrees that such right to an injunction is cumulative and in addition to whatever other remedies the Company may have under law or equity.

      10.   Successors.

      (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.

      (b) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, if there is no such designee, to the Executive's estate.

      (c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as defined above and any successor to its business and/or assets that assumes and agrees to perform this Agreement by operation of law, or otherwise. Prior to a Change in Control, the term "Company" shall also mean any affiliate of the Company to which the Executive may be transferred and the Company shall cause such successor employer to be considered the "Company" and to be bound by the terms of this Agreement and this Agreement shall be amended to so provide. Following a Change in Control, the term "Company" shall not mean any affiliate of the Company to which Executive may be transferred unless the Executive shall have previously approved of such transfer in writing, in which case the Company shall cause such successor employer to be considered the "Company" and to be bound by the terms of this Agreement and this Agreement shall be amended to so provide. Failure of the Company to obtain an assumption and agreement as described in this Section 10(c) prior to the effective date of a succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to under this Agreement if the Executive were to terminate the Executive's employment for Good Reason, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

      11.   Miscellaneous.

      (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the conflict of laws provisions thereof. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

      (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return-receipt requested, postage prepaid, addressed as follows:

            If to the Executive:

            William H. Timbers, Jr.
            c/o USEC Inc.
            2 Democracy Center
            6903 Rockledge Drive
            Bethesda, Maryland 20817-1818

            with a copy to:

            John W. Griffin, Esq.
            Duane, Morris & Heckscher LLP
            1667 K Street N.W., Suite 700
            Washington, D.C. 20006-1608
            Phone: (202) 776-7854
            Facsimile:  (202) 776-7801

            If to the Company:

            USEC Inc.
            2 Democracy Center
            6903 Rockledge Drive
            Bethesda, Maryland 20817-1818
            Attention:  General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance with this Agreement. Notice and communications shall be effective when actually received by the addressee.

      (c) If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

      (d) The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

      (e) This Agreement, together with the SERP, contains the entire understanding of the parties with respect to the subject matter herein and supersedes any prior agreements between the Company and the Executive. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein.

      (f) To the extent, and only to the extent, that a payment or benefit paid or provided under this Agreement would also be paid or provided under the terms of an applicable plan, program or arrangement, such applicable plan, program or arrangement will be deemed to have been satisfied by the payment made or benefit provided under this Agreement.

      (g) This Agreement may be signed in several counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

            IN WITNESS WHEREOF, the Executive and the Company have caused this Agreement to be executed as of the day and year first above written.

                                       USEC Inc.

                                       By:  /s/ Henry Z Shelton, Jr.
                                           --------------------------------
                                           Henry Z Shelton, Jr.
                                           Senior Vice President and
                                                 Chief Financial Officer

                                       EXECUTIVE

                                        /s/ William H. Timbers, Jr.
                                       ------------------------------------
                                       William H. Timbers, Jr.